Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of October 7, 2026, by and among Southport Acquisition Sponsor II LLC, Southport Sponsor Management II, LLC and Jeb Spencer (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Southport Acquisition Corp. II, as of September 30, 2026, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

Date: October 7, 2026	Southport Acquisition Sponsor II LLC

By: Jeb Spencer, managing member of Southport Sponsor Management II, LLC, managing member of Southport Acquisition Sponsor II LLC

	By:	/s/ Jeb Spencer
	Name:	Jeb Spencer,
	Title:	Managing member of Southport Sponsor Management II, LLC

Date: October 7, 2026	By:	/s/ Jeb Spencer
	Name:	Jeb Spencer

Date: October 7, 2026	Southport Sponsor Management II, LLC

	By:	/s/ Jeb Spencer
	Name:	Jeb Spencer
	Title:	Managing Member